Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:

Heide Erickson

Capella Education Company

612-977-5172

Heide.Erickson@capella.edu

Media Contact:

Michael Walsh

Capella Education Company

612-977-5661

Michael.Walsh@capella.edu

Capella Education Company Announces Chief Financial Officer’s Future Departure

MINNEAPOLIS, May 6, 2010 - Capella Education Company (NASDAQ: CPLA), a provider of exclusively online post-secondary education through its wholly owned subsidiary Capella University, announced today that Lois M. Martin, senior vice president and chief financial officer, has provided notice to the Company that she intends to leave Capella after the end of 2010.

“Lois is a key contributor to Capella’s unique culture. While her leadership, expertise and thoughtful guidance will be greatly missed at Capella, I respect her decision to focus on personal interests and wish her the very best in her future,” said Kevin Gilligan, chairman and chief executive officer. “Lois’ contributions to our mission of delivering quality and value to both learners and shareholders are well-recognized and greatly appreciated. We are fortunate that Lois has developed a deep, highly talented team and an underlying infrastructure to support our continued growth. Lois’ commitment to a planful transition process and her willingness to be available beyond her departure date demonstrates her passion and dedication to Capella. As a result, I am confident that the transition will be completed successfully.”

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Capella Education Company Announces Chief Financial Officer’s Future Departure, page 2

“Working with all of the people at Capella has been an extraordinary experience,” said Lois Martin, chief financial officer. “Since joining the company in 2004, I have taken great pride in the tremendous accomplishments of our learners, and the commitment and effort of our faculty and employees. Capella is stronger and better positioned than it ever has been to continue to be a leader in online education and to extend its track record of success even further. While this was not an easy decision for me, this is the right time for me to focus on other priorities and interests, given the significant accomplishments we’ve made and the strength of the business. Looking forward, I will enjoy spending more time with my family; however, my near term priority remains with the institution, ensuring a seamless and successful CFO transition.”

Ms. Martin will remain full-time in her current role with the Company through year-end 2010, while a search is completed to fill the CFO position.

About Capella Education Company

Founded in 1991, Capella Education Company is a national leader in online education and parent company of Capella University, a regionally accredited* online university. Capella University offers graduate degree programs in business, information technology, education, human services, psychology, public health, and public safety, and bachelor’s degree programs in business, information technology, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 39 graduate and undergraduate degree programs with 129 specializations and more than 1,250 courses. More than 37,000 learners were enrolled as of March 31, 2010. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

*	Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), www.ncahlc.org

Capella University, Capella Tower, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1-888-CAPELLA (227-3552), www.capella.edu

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